Exhibit 99.1

Intersect ENT Reports Second Quarter 2018 Results

MENLO PARK, Calif. – August 1, 2018 – Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the second quarter ended June 30, 2018.

On April 1, 2018, the company announced commencement of the commercial launch of the SINUVA® (mometasone furoate) Sinus Implant, an in-office treatment for nasal polyp disease in adult patients who have had previous sinus surgery.

“We are gratified by the initial response of patients and physicians to SINUVA, with over 325 patients treated through the second quarter. We are also pleased with the rate of payor coverage and believe that these factors, combined with our strong clinical evidence, reinforce the significant potential of SINUVA,” said Lisa Earnhardt, president and CEO of Intersect ENT. “We are meeting the challenges of the launch by taking action including expanding and leveraging the reimbursement hub and growing our sales and reimbursement teams. We remain convinced that SINUVA has a bright future and that, with these measures in place, we will be in a position to expand our launch and continue to grow PROPEL.”

Second Quarter Financial Results

Total revenue grew to $26.3 million for the second quarter 2018 compared to $24.0 million for the same period of 2017, an increase of 10%. This increase was attributable to growth in the adoption of the PROPEL® family of steroid releasing implants as well as to the commercialization of SINUVA, which contributed 2% of revenue in the second quarter of 2018.

Gross profit for the second quarter 2018 was $20.7 million and gross margin was 79%. These results compare with gross profit of $20.3 million and gross margin of 85% in the second quarter 2017. The decrease in gross margin was attributable to increased overhead and inefficiencies largely associated with the introduction of SINUVA and to a benefit in the second quarter 2017 from the sale of PROPEL® Contour product that was produced prior to FDA approval and therefore expensed in the fourth quarter 2016.

Operating expenses for the second quarter 2018 were $25.4 million compared to $22.9 million in the same period of 2017, an increase of 11%. R&D expenses were relatively flat at $4.4 million versus $4.2 million in the second quarter 2017. SG&A expenses increased to $21.0 million from $18.7 million, primarily driven by an increase in headcount and related expenses.

The balance of cash, cash equivalents and short-term investments were $104.9 million compared to $102.3 million at the start of the year.

Outlook

The company expects to achieve third quarter revenue in the range of $23.8 to $24.3 million, and updated full year revenue guidance to $106 to $109 million, including an estimated 2% to 4% contribution from SINUVA product sales. The company expects third quarter and full year gross margin of approximately 80% and full year operating expenses, as previously guided, in the range of $113 to $115 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s second quarter 2018 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10121740.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10121740. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, Intersect ENT’s projections about 2018 full year and third quarter revenue, gross margin and operating expenses, and the commercial launch of SINUVA. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$26,300	$23,985	$51,023	$44,459
Cost of sales	5,558	3,684	11,040	6,568

Gross profit	20,742	20,301	39,983	37,891
Gross margin	79%	85%	78%	85%

Operating expenses:
Selling, general and administrative	21,005	18,682	42,521	39,001
Research and development	4,374	4,176	8,647	8,396

Total operating expenses	25,379	22,858	51,168	47,397

Loss from operations	(4,637)	(2,557)	(11,185)	(9,506)
Interest income and other, net	477	288	889	556

Net loss	$(4,160)	$(2,269)	$(10,296)	$(8,950)

Net loss per share, basic and diluted	$(0.14)	$(0.08)	$(0.34)	$(0.31)

Weighted average common shares used to
compute net loss per share, basic and diluted	30,264	28,950	30,072	28,830

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$104,897	$102,320
Accounts receivable, net	14,640	16,589
Inventory	9,133	8,474
Prepaid expenses and other current assets	1,893	2,908

Total current assets	130,563	130,291
Property and equipment, net	4,656	4,848
Other non-current assets	369	436

Total assets	$135,588	$135,575

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,967	$3,400
Accrued compensation	8,698	13,152
Other current liabilities	1,073	1,125

Total current liabilities	12,738	17,677
Deferred rent and other non-current liabilities	471	679

Total liabilities	13,209	18,356
Total stockholders' equity	122,379	117,219

Total liabilities and stockholders' equity	$135,588	$135,575